Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

TransEnterix, Inc.

Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193235, No. 333-199998, No. 333-209485 and No. 333-209486), and on Form S-8 (No. 333-161291, No. 333-190184, No. 333-191011, No. 333-193234, No. 333-197908 and No. 333-203950) of TransEnterix, Inc. (known prior to December 2013 as SafeStitch Medical, Inc.) of our reports dated March 3, 2016, relating to the consolidated financial statements, and the effectiveness of TransEnterix, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

Raleigh, North Carolina

March 3, 2016